EXHIBIT 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ARDSLEY ADVISORY PARTNERS LP

ARDSLEY ADVISORY PARTNERS GP LLC

ARDSLEY PARTNERS I GP LLC

PHILLIP J. HEMPLEMAN

ARDSLEY PARTNERS ADVANCED HEALTHCARE FUND, L.P.